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                                                                  Exhibit (a)(7)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase dated August 9, 1999 and the related Letter of Transmittal and any amendments or supplements thereto and is not being made to (nor will tenders be accepted from or on behalf of) holders of Offer Securities in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       AND
         ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK OR
                              SHAREHOLDER WARRANTS
                                       OF
                   PACIFIC RESEARCH & ENGINEERING CORPORATION
                     AT $2.35 NET PER SHARE OF COMMON STOCK
                                       AND
                        $0.15 NET PER SHAREHOLDER WARRANT
                                       AND
           $0.15 NET PER REPRESENTATIVE WARRANT AND EXECUTIVE WARRANT
                    (FOR EACH SHARE UNDERLYING SUCH WARRANTS)
                                       BY
                            SPACE COAST MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                               HARRIS CORPORATION

         Space Coast Merger Corp., a California corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), is offering to purchase (i) all outstanding shares of Common Stock, no par value (the "Shares") of Pacific Research & Engineering Corporation, a California corporation (the "Company"), at a purchase price of $2.35 per Share,
(ii) any and all issued and outstanding warrants issued by the Company pursuant to the Warrant Agreement (the "Shareholder Warrant Agreement"), dated as of May 28, 1996, by and between the Company and Wells Fargo Bank N.A. as Warrant Agent (the "Shareholder Warrants") of the Company, at a purchase price of $0.15 per Shareholder Warrant, (iii) each of the six issued and outstanding warrants issued by the Company pursuant to the Representative's Warrant to purchase Units of Common Stock and Redeemable Warrants (the "Representative Warrant Agreement"), each dated as of May 31, 1996 (the "Representative Warrants"), at a purchase price of $0.15 per each Share underlying each such Representative Warrant and (iv) the issued and outstanding warrant issued to John W. Barrett pursuant to the Warrant to Purchase Common Stock of the Company (the "Executive Warrant Agreement"), by and between John W. Barrett and the Company (the "Executive Warrant" and, collectively with the Shareholder Warrants and the Representative Warrants, the "Warrants") at a purchase price of $0.15 per each Share underlying the Executive Warrant, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 9, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). As used herein, "Offer Securities" shall mean the Shares and the Warrants.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 1999, UNLESS THE OFFER IS EXTENDED.

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         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING
VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES CONSTITUTING AT LEAST 90% OF THE THEN OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND (ii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15 OF THE OFFER TO PURCHASE.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 2, 1999 (the "Merger Agreement"), among Harris, the Offeror and the Company. The Merger Agreement provides that after the purchase of the Offer Securities pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, as amended (the "CGCL"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), (i) each Share that is issued and outstanding (other than Shares owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any wholly owned subsidiary of Harris or Shares held by shareholders who perfect their appraisal rights under the CGCL) will be canceled and converted into the right to receive $2.35 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon, (ii) each Shareholder Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Shareholder Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall no longer be exercisable into the right to receive Shares, but shall become exercisable into the right to receive $2.35 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest, upon exercise of the Shareholder Warrant and payment by the holder of the $8.00 per Share exercise price provided in the Shareholder Warrant Agreement, (iii) each Representative Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Representative Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall no longer be exercisable into the right to receive Shares or Shareholder Warrants, but shall become exercisable into the right to receive (A) for each Share underlying the Representative Warrant, $2.35 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest, upon exercise of the Representative Warrant and payment by the holder of the $8.52 per Share exercise price for each Share provided in the Representative Warrant Agreement and (B) for each Shareholder Warrant underlying the Representative Warrant, $0.15 (or any higher price that may be paid for each Shareholder Warrant pursuant to the Offer) in cash, without interest, upon exercise of the Representative Warrant and payment by the holder of the $0.155 per Shareholder Warrant exercise price for each Shareholder Warrant provided in the Representative Warrant Agreement, and (iv) if issued and outstanding immediately prior to the Effective Time, the Executive Warrant shall no longer be exercisable into the right to receive Shares, but shall become exercisable into the right to receive for each Share underlying the Executive Warrant, $2.35 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest, upon exercise of the Executive Warrant and payment of the $4.68 per Share exercise price for each Share provided in the Executive Warrant Agreement.

         In connection with the Merger Agreement, Harris and the Offeror entered into Stockholder Agreements, each dated as of August 2, 1999 (the "Shareholder Agreements"), with each of the directors of the Company that holds Shares and certain other shareholders who together beneficially own approximately 56.4% of the outstanding Shares. Pursuant to the Shareholder Agreements, such shareholders have agreed, among other things, to tender all of their Shares (with one shareholder agreeing to tender only on or after September 30, 1999 if the Offer is open on or after that date) and Warrants pursuant to the Offer. Harris and the Company have also entered into a Stock Option Agreement dated as of August 2, 1999 (the "Option Agreement"), pursuant to which the Company has granted Harris an

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irrevocable option to purchase (the "Option") up to 461,099 authorized and unissued Shares, or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of exercise of the Option, at a price of $2.35 per Share, exercisable upon the occurrence of certain events.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OPTION AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF OFFER SECURITIES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OFFER SECURITIES ACCEPT THE OFFER AND TENDER THEIR OFFER SECURITIES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Offer Securities validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Offeror's acceptance of such Offer Securities for payment. In all cases, payment for Offer Securities purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering holders of Offer Securities for the purpose of receiving payment from the Offeror and transmitting payment to the tendering holders of Offer Securities. Payment for Shares or Shareholder Warrants purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or Shareholder Warrants, or timely confirmation of a book-entry transfer of such Shares or Shareholder Warrants into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a properly completed and executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer of Shares or Shareholder Warrants, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Payment for Representative Warrants or the Executive Warrant purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the agreements for such Representative Warrants or the Executive Warrant, (ii) a properly completed and executed Letter of Transmittal (or a facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

         If the Minimum Condition is not satisfied by 12:00 Midnight, New York City time, on September 3, 1999 (or any other time then set as the Expiration
Date), the Offeror may, subject to the terms of the Merger Agreement, elect to
(i) subject to the right of the Company to request that the Offeror extend the Offer until September 30, 1999, withdraw the Offer or allow it to expire and not accept for payment any Offer Securities and return all tendered Offer Securities to tendering holders of Offer Securities, (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Offer Securities until the expiration of the Offer, as extended, (iii) withdraw the Offer and, at the request of the Offeror, the Company, acting through its Board of Directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of the shareholders of the Company for the purpose of considering and taking action upon the Merger and the Merger Agreement, or (iv) subject to complying with applicable rules and regulations of the Commission, amend the Offer to provide that in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by the Offeror, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number") and, if a greater number of Shares is tendered into the Offer and not withdrawn, the Offeror may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares. The Offeror reserves the right, in its sole discretion, to terminate the Offer if, at any time prior to the payment of Offer Securities pursuant to the Offer, any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Offer Securities, including the Minimum Condition, have not been satisfied. The term "Expiration Date" shall mean 12:00 Midnight, New York

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City time, on Friday, September 3, 1999, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

         Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right, at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Offer Securities previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Offer Securities to withdraw such holder's Offer Securities. Under no circumstances will the Offeror pay interest on the purchase price for tendered Offer Securities, regardless of any extension of the Offer or any delay in making such payment.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Offer Securities made pursuant to the Offer are irrevocable. Offer Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after October 8, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Offer Securities to be withdrawn, the number of Offer Securities to be withdrawn and (if certificates representing Shares or Shareholder Warrants or agreements representing Representative Warrants or the Executive Warrant have been tendered) the name in which the certificates or agreements are registered, if different from the name of the person who tendered the Offer Securities. If certificates representing Shares or Shareholder Warrants have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Shareholder Warrants have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Shareholder Warrants have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Shareholder Warrants and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to the Offeror its lists of holders of Offer Securities and security position listings for the purpose of disseminating the Offer to holders of Offer Securities. The Offer to Purchase, the Letter of Transmittal and other materials are being mailed to record holders of Offer Securities and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the lists of holders of Offer Securities or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Offer Securities.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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         Any questions or requests for assistance or for copies of the Offer to
Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent and the Dealer Manager for soliciting tenders of Offer Securities pursuant to the Offer.

The Information Agent for the Offer is:           The Dealer Manager for the Offer is:
              [LOGO]                                             [LOGO]

Wall Street Plaza                                 Wall Street Plaza
New York, New York 10005                          New York, New York 10005
Banks and Brokers Call Collect: (212) 440-9800    (212) 440-9084 (voice)
All Others Call Toll Free: (800) 223-2064         (212) 440-9013 (fax)
August 9, 1999                                    or Call Toll Free: (800) 445-1790


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